UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 22, 2005

Logistical Support, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-50222	41-2029935
(Commission File Number)	(IRS Employer Identification No.)

19734 Dearborn Street, Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

(818) 885-0300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2005, Logistical Support, Inc. (the “Company”), entered into an exclusive license agreement (the “Agreement”) with Optech Ventures LLC (“Optech”) for the worldwide license of its Incapacitating Flashing Light Apparatus and Method technology (the “Technology”).

Under the Agreement, the Company has the right to develop, modify, manufacture, test, market, use and service products incorporating the Technology, and to sublicense any such products to third parties. Optech will deliver to the Company, concurrent with the execution of the Agreement, an initial working model and documentation relating to the Technology. The Company must pay an initial license fee of $250,000 within 45 days of the effective date of the Agreement, unless the Company notifies Optech of its decision to terminate the Agreement prior to the expiration of this 45-day period. Within 90 days of this initial payment, assuming the Agreement has not been terminated, Optech shall deliver a second working model. The Company will have ten days from the delivery of the second working model to pay an additional license fee of $1,000,000. If the Company elects not to pay this additional license fee, the Agreement will immediately terminate and the Company shall return both working models and all documentation relating to the Technology to Optech. In this case, the initial license fee shall not be refundable.

The Company will also pay royalties equal to five percent (5%) of gross revenues received from the sale, lease or other distribution of products incorporating the Technology, which shall be paid within 30 days following the end of each calendar quarter during which such royalties were accrued. A minimum royalty of $100,000 per year shall be paid by the Company to Optech.

The term of the Agreement is the later of 20 years or the expiration date of the patent relating to the Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGISTICAL SUPPORT, INC.

Date: September 28, 2005	By:	/s/ Bruce Littell

Name: Bruce Littell Title: Chief Executive Officer